Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268187

Prospectus Supplement No. 1 to Prospectus dated January 26, 2023

Brera Holdings PLC

105,000 Class B Ordinary Shares issuable upon exercise of the Representative’s Warrants

This Prospectus Supplement No. 1 (“Prospectus Supplement No. 1”) relates to the Prospectus of Brera Holdings PLC (“we,” “us,” or “our”), dated January 26, 2023 (the “Prospectus”), filed with the Securities and Exchange Commission pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended, which forms a part of our Registration Statement on Form F-1, as amended (Registration No. 333-268187). Capitalized terms used in this Prospectus Supplement No. 1 and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement No. 1 is being filed to include the information in our Report on Form 6-K which was furnished to the Securities and Exchange Commission on February 15, 2023.

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus, and may not be delivered without the Prospectus.

Our Class B Ordinary Shares are traded under the symbol “BREA” on the Nasdaq Capital Market. On February 14, 2023, the closing price of our Class B Ordinary Shares on the Nasdaq Capital Market was $3.36.

We are an “emerging growth company” under applicable federal securities laws and as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and future filings.

We are a “foreign private issuer” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and future filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 13 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is February 15, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of January and February 2023

Commission File Number: 001-41606

BRERA HOLDING PLC

(Exact name of registrant as specified in its charter)

Connaught House, 5th Floor

One Burlington Road

Dublin 4

D04 C5Y6

Ireland

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F: Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

Entry into a Letter of Intent

On February 13, 2023, Brera Holdings PLC, a public company limited by shares incorporated in the Republic of Ireland (the “Company”), entered into a binding letter of intent (the “Letter of Intent”) with Fudbalski Klub Akademija Pandev, an entity organized under the laws of North Macedonia (“FKAP”), and its sole equity holder, Goran Pandev (the “FKAP Owner”), relating to the acquisition of FKAP by the Company or Brera Milano srl, an Italian limited liability company (società a responsabilità limitata) and wholly-owned subsidiary of the Company (“Brera Milano”).

Pursuant to the Letter of Intent, the Company, FKAP and the FKAP Owner will enter into a securities purchase agreement and other documents or agreements (the “Definitive Agreements”) that will be consistent with the Letter of Intent and will describe the terms upon which the Company will acquire from the FKAP Owner a number of shares of the issued and outstanding capital stock or other equity interests of FKAP constituting 90% of the outstanding equity of FKAP after such acquisition. The Company will pay the FKAP Owner €600,000 on the date that the parties enter into the Definitive Agreements. Additionally, for a period of ten years beginning with December 31, 2023, and following each year thereafter until December 31, 2033, the Company shall issue to the FKAP Owner a number of restricted Class B Ordinary Shares, nominal value $0.005 per share (the “Class B Ordinary Shares”), of the Company equal to the quotient of the Applicable Net Income Amount (as defined below) divided by the VWAP Per Share (as defined below). For purposes of the Letter of Intent, the “Applicable Net Income Amount” shall be equal to the sum of (i) 15% of the net income actually received by FKAP from players’ transfer market fees received during the applicable year; plus (ii) 15% of the net income actually received by FKAP from Union of European Football Associations prize money paid for access to European qualifying rounds (not including group stages, and only including such rounds) during the applicable year; and “VWAP Per Share” means the average of the daily Volume-Weighted Average Price per share of the Class B Ordinary Shares for each of the ten consecutive trading days beginning on the trading day immediately prior to the measurement date.

The Letter of Intent will automatically terminate, and be of no further force and effect except as provided, upon the earlier of (i) execution of the Definitive Agreements, (ii) mutual agreement between the Company and the FKAP Owner, or (iii) at least ten days’ written notice of termination from one party to the other which may occur no sooner than March 31, 2023.

The Letter of Intent contains customary covenants including as to due diligence, exclusivity, and expenses.

The Letter of Intent is filed as Exhibit 1.1 to this report on Form 6-K, and this description of the Letter of Intent is qualified in its entirety by reference to such exhibit.

Other Events

On January 27, 2023, the Company issued a press release announcing that its shares commenced trading on The Nasdaq Stock Market LLC (“Nasdaq”). On February 8, 2023, the Company issued a press release announcing that it will ring the closing bell of Nasdaq on February 9, 2023, to commemorate the Company’s recent initial public offering. On February 13, 2023, the Company issued a press release announcing the Nasdaq closing bell ceremony on February 9, 2023. On February 15, 2023, the Company issued a press release announcing the Letter of Intent. Copies of these press releases are attached hereto as Exhibits 99.1, 99.2, 99.3, and 99.4 respectively.

Exhibit No.	Description
1.1	Letter of Intent, dated as of February 13, 2023, by and among Brera Holdings PLC, Fudbalski Klub Akademija Pandev and the Fudbalski Klub Akademija Pandev Equity Holder
99.1	Press Release dated January 27, 2023
99.2	Press Release dated February 8, 2023
99.3	Press Release dated February 13, 2023
99.4	Press Release dated February 15, 2023

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 15, 2023	BRERA HOLDINGS PLC

	By:	/s/ Sergio Carlo Scalpelli
Sergio Carlo Scalpelli
Chief Executive Officer

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